UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2020

WRAP TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-55838	98-0551945
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1817 W 4th Street, Tempe, Arizona 85281
(Address of principal executive offices)

(800) 583-2652
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2020, Wrap Technologies, Inc. (the “Company”) announced the appointment of Marc Thomas as the Company’s Chief Executive Officer. He succeeds David Norris, who will remain on the Board of Directors of the Company (the “Board”) subsequent to the transition of Chief Executive Officers.

Prior to joining the Company, Mr. Thomas, age 58, served as the President and CEO of Thorium Capital Ventures & Consulting, LLC, and has over twenty-five years of crisis management, and operations experience in the manufacturing, supply chain management, consumer products, mergers & acquisitions, government, and transportation industries. Mr. Thomas has served as the former President & CEO of GE Aviation Materials, LP and has held numerous senior leadership and board positions within GE. Prior to joining GE, Mr. Thomas was a consultant with McKinsey & Company focusing on the energy, construction, consumer products, and telecommunication industries. Additionally, Marc spent over ten years in the U.S. Army serving first as a Special Forces Operational Detachment Commander in Africa and the Middle East, and later as an Assistant Professor of Engineering Management at the United States Military Academy, West Point, NY. Mr. Thomas holds a Juris Doctor in Corporate and Intellectual Property Law from the University of Texas School of Law in Austin, a Master of Business Administration in International Finance and Management from Columbia University, a Master of Science in Industrial Engineering and Operations Research from Columbia University, and a Bachelor of Science in Civil and Environmental Engineering from Stanford University.

The Company entered into an employment agreement with Mr. Thomas (the “Agreement”) dated July 30, 2020 (the “Effective Date”). Pursuant to the Agreement: (i) Mr. Thomas shall be entitled to receive an annual base salary of $400,000 (the “Base Salary”) as compensation for his services as the Company’s Chief Executive Officer; (ii) the Company issued Mr. Thomas options (“Options”) to purchase 350,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the Company’s 2017 Stock Incentive Plan (the “Plan”), which Options have a term of ten years, an exercise price equal to the Fair Market Value of a share of Company Common Stock on the date of grant of such Options, with 1/4 of the Options vesting on the first annual anniversary of the Effective Date and the remainder vesting in equal monthly installments over a thirty-six month period; and (iii) following each calendar year of employment, Mr. Thomas shall be eligible to receive an additional cash bonus of 100% of Mr. Thomas’s base salary (the “Annual Milestone Bonus”) based upon Mr. Thomas’s attainment of certain personal, financial, and/or business milestones, to be established by the Board or Compensation Committee, as defined in the Agreement, on an annual basis prior to March 30 of the applicable calendar year.

The Agreement shall continue for a period of two years from the Effective Date, unless terminated early or further extended by the parties. The Company may terminate the Agreement at any time, with or without Cause, as such term is defined the Agreement. If the Agreement is terminated by the Company for Cause, Mr. Thomas will be entitled to Termination Amounts, as defined in the Agreement. If the Agreement is terminated by the Company without Cause, the Company shall pay Mr. Thomas: (i) the Termination Amounts; (ii) severance in the form of continuation of the Base Salary for the greater of a period of twelve months following the termination date or the remaining term, which amount shall be paid in twelve equal monthly installments; (iii) payment of Mr. Thomas’s premiums to cover COBRA for a period of twelve months following the termination date; (iv) a prorated annual bonus equal the target Annual Milestone Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Mr. Thomas worked for the Company, and the denominator of which shall be twelve; and (v) immediate accelerated vesting of any unvested outstanding stock options.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the same, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference herein.

A copy of the press release announcing the foregoing appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01. Other Events.

See Item 5.02.

Item 9.01 Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRAP TECHNOLOGIES, INC.

Date: July 31, 2020	By:	/s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement by and between Wrap Technologies, Inc., and Marc T. Thomas, dated July 30, 2020
99.1	Press Release, dated July 30, 2020